Exhibit 10.5

FURTHER AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS FURTHER AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of December 21, 2008, by and between Steven R. Beauchamp, of 26921 Countryside Lake Drive, Mundelein, Illinois 60060 (the “Employee”) and Paylocity Corporation, an Illinois corporation (the “Employer”).  This Agreement further amends and restates the amended and restated employment agreement dated as of May 14, 2008 between Employee and Employer (the “Amended and Restated Agreement”).

WITNESSETH:

WHEREAS, on October 4, 2007, Employee and Employer entered into an Employment Agreement (the “Original Agreement”);

WHEREAS, Employee and Employer entered into the Amended and Restated Agreement;

WHEREAS, Employee and Employer each desire to further amend and restate the Amended and Restated Agreement to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, Employer desires to secure and retain the services of Employee, and to that end desires to enter into this Agreement with Employee, upon the terms and conditions herein set forth;

WHEREAS, Employee desires to formalize his employment relationship with Employer and to receive the benefits described herein, including the job security and salary continuation described below;

WHEREAS, in consideration of the payments and other considerations herein described, Employee shall also agree not to compete with the Employer on the terms hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee, intending legally to be bound, hereby as follows agree:

Section 1.  Agreement of Employment.  Employer hereby agrees to employ Employee and Employee hereby agrees to become and remain employed by Employer for the Employment Period (as defined below), and upon and subject to the terms and conditions hereafter set forth.  For the purposes of this Agreement, the term “Employment Period” shall mean on or after September 17, 2007, unless Employee’s employment under this Agreement is sooner terminated in accordance with the terms hereof.  Upon the expiration of the initial Employment Period described above, this Agreement shall automatically renew for successive Employment Periods of one (1) year each unless either party provides the other party by at least thirty (30) days prior written notice of its intention not to renew this Agreement before the expiration of the then current Employment Period.

Section 2.  Employee Representations.  Employee represents to Employer that a confidentiality and non-compete agreement does exist with his former employer.

Section 3.  Duties of Employee.

(a)                                 During the Employment Period, Employee will serve as President and Chief Operating Officer of the Company and will have such duties and responsibilities and power and authority as those normally associated with such position in companies of a similar stature, plus any additional duties, responsibilities and/or power and authority assigned to Employee by the Board of Directors (the “Board”) which are consistent with the position as President and Chief Operating Officer of the Employer.  Employee shall report solely and directly to the Board and all other executives shall report to you.

(b)                                 Employee agrees that he will faithfully, industriously, and to the best of his ability, experience and talents, perform all of the duties that may be reasonably required of and from him pursuant to the terms hereof, to the reasonable satisfaction of the Employer.  Such duties shall be rendered primarily from Employer’s offices in Arlington Heights, Illinois; provided that Employee shall undertake such travel as is reasonably necessary in connection with the performance of his duties.  Nothing contained herein shall preclude Employee from (i) serving on the board of directors of any business corporation; (ii) serving on the board of, or working for any charitable or community organization, or (iii) pursuing Employee’s personal financial and legal affairs, so long as the foregoing activities, individually or collectively, do not materially interfere with the performance of Employee’s duties with the Company.

(c)                                  Employee shall at all times conduct himself in a manner that will not substantially prejudice or injure the reputation of Employer, its other employees or any of its affiliates.

Section 4.  Employer’s Right to Benefits of Work Performed.  Employer shall be entitled to all of the benefits, emoluments, and profits arising from or incident to any and all work, services, and advice of Employee performed or rendered in the course of Employee’s employment hereunder.

Section 5.  Compensation Expenses, Benefits and Stock Purchase.

(a)                                 Employer shall pay to Employee, and Employee shall accept from Employer, during the Employment Period, in consideration for all services to be performed by Employee, a salary at the rate of $350,000 annually (the “Salary”).  The payment of the Salary and all other payments hereunder shall be less withholding and deductions required by law and Employee’s authorized deductions, and the Salary shall be payable biweekly in arrears during the Employment Period in accordance with Employer’s standard payroll practices.  There will be a salary review with a targeted increase of no less than (5%) percent annually based on agreed upon financial objectives for each calendar year.  The salary increase will be effective January 1 of each year beginning in 2009 contingent upon accomplishing specific annual objectives to be agreed upon by Employer and Employee.

(b)                                 In addition to the Salary described in Section 5(a) above, Employer agrees to reimburse Employee promptly (in accordance with policies and procedures adopted by Employer from time to time) in a cash lump sum payment for all reasonable and necessary expenses incurred by Employee in connection with Employer’s business, including without limitation all reasonable and necessary expenses of travel, lodging, entertainment, and meals away from home incurred by Employee in the course of his employment hereunder.  Employee agrees to keep and maintain such records of such expenses as Employer may require and to account to Employer therefor prior to any such reimbursement.  Employee shall comply with all reasonable and lawful policies and procedures applied by Employer from time to time to its employees generally and relating to or regulating, the nature and extent of reimbursable expenses, and the manner of accounting and reimbursement therefor.

(c)                                  Employer, during the Employment Period, shall make available to Employee health, life, and short-term disability insurance benefits in accordance with and subject to the terms and conditions of Employer’s plans.  Employer shall reimburse Employee promptly (in accordance with policies and procedures adopted by Employer from time to time) in a cash lump sum payment for any COBRA (Consolidated Omnibus Budget Reconciliation Act) premium payments made by Employee to a group health insurance plan for family coverage maintained by Employee’s prior employer until Employee qualifies for coverage under the group health plan(s) maintained by Employer.

(d)                                 Employer, during the Employment Period, shall provide Employee with membership in Employer’s profit-sharing and retirement plans in accordance with and subject to the terms and conditions of such plans.

(e)                                  Employer shall reimburse Employee promptly (in accordance with policies and procedures adopted by Employer from time to time) in a cash lump sum payment for the costs and expenses reasonably incurred by Employee for temporary living expenses in the Chicago area until Employee purchases a home, but not to exceed 90 days from the commencement of the Employment Period.

(f)                                   Employer shall reimburse Employee promptly (in accordance with policies and procedures adopted by Employer from time to time) in a cash lump sum payment for the costs and expenses reasonably incurred by Employee in moving from his existing home in Rochester, New York to the Chicago area.  Such expenses shall include the real estate broker’s commission in the sale of Employee’s existing home up to 6% of the purchase price, moving expenses and closing costs on the sale of Employee’s existing home, which expenses the parties estimate will be approximately forty thousand dollars ($40,000.00).

(g)                                  Employer shall reimburse Employee promptly (in accordance with policies and procedures adopted by Employer from time to time) in a cash lump sum payment for weekly travel expenses reasonably incurred by Employee from the Chicago area to Rochester, New York, but not to exceed 90 days from the commencement of the Employment Period.

Section 6.  Non-Competition.  Employee agrees that during the initial Employment Period and any successive Employment Period, and for a period of twelve (12) months immediately following termination of such employment for any reason (the “Non-competition Period”), Employee shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business, in which Employee was involved or had knowledge, being conducted by, or contemplated by, Employer or any of its subsidiaries as of the termination of Employee’s employment in any geographic area in which Employer or any of its subsidiaries is then conducting such business.

Section 7.  Non-Solicitation.  Employee acknowledges that Employer’s relationship with its clients, employees, vendors, suppliers and other persons with whom Employer has a business relationship (hereinafter referred to as “Prohibited Persons”), are special and unique, and that Employer’s relationship with the Prohibited Persons may not be able to be replaced by Employer.  Employee further acknowledges that the protection of Employer’s Prohibited Persons is essential.  Therefore, Employee expressly covenants and agrees that during the initial Employment Period and any successive Employment Period and for a period of twelve (12) months immediately following termination of such employment for any reason (the “Non-solicitation Period”), Employee will not at any time for himself or on behalf of any other person, firm, partnership or corporation:  (1) induce, or attempt to induce, any Prohibited Persons either to refrain, or to cease doing business with Employer; or (2) directly or indirectly solicit, hire, induce or otherwise engage a Prohibited Person in any competitive business.

Section 8.  Nondisclosure of Confidential Information.

(a)                                 Employee recognizes that the knowledge and information about, and relationships with business associates, customers, clients and agents of Employer and its affiliated companies, and the business methods, systems, plans, and policies of Employer and of its affiliated companies, which Employee may receive, obtain, or establish as an employee of Employer are valuable and unique assets of Employer or its affiliates.  Employee agrees that, during any Employment Period and thereafter, Employee shall not disclose or remove, without the written consent of Employer, (i) any material or substantial, confidential, or proprietary know-how, data, or information, including, but not limited to software, data, information relating to customers, pricing, safety manuals, training manuals, Quality Assurance/Quality Control manuals, mandatory processes and means or techniques pertaining to Employer or its affiliates, and (ii) any business plans, strategies, targets, or directives, to any person, firm, corporation, or any other entity, for any reason or purpose whatsoever.  Employee acknowledges and agrees that all memoranda, notes, records, clients lists, client information and other documents, computer software, data or material in any form made or compiled by Employee or made available to Employee concerning Employer’s business is and shall be Employer’s exclusive property and shall be delivered by Employee to Employer upon termination of Employee’s employment or at any other time upon the request of Employer.

The restrictions in the above paragraph shall not apply to:  (1) information that at the time of disclosure is in the public domain through no fault of Employee’s; (2) information received from a third party outside of Employer that was disclosed without a breach of any confidentiality obligation; (3) information approved for release by written authorization of Employer; or (4) information that may be required by law or an order of any court, agency or proceeding to be disclosed.  Employee shall provide Employer notice of any such required disclosure once Employee has knowledge of it and will help Employer to the extent reasonable to obtain an appropriate protective order.

(b)                                 Employer acknowledges that Employee has had 12 years of experience in the industry in which the Employer is engaged, and that Employee enters into this Agreement with significant prior knowledge, information and relationships in such industry.

Section 9.  Enforcement:  Remedies, Construction.

(a)                                 Employee covenants, agrees, and recognizes the breach or threatened breach of the covenants, or any of them, contained in Sections 6, 7 and 8 will result in immediate and irreparable injury to the Employer and that the Employer shall be entitled to an injunction restraining the Employee or any of his affiliates from any violation of Sections 6, 7 or 8 to the fullest extent allowed by law.  The Employee further covenants and agrees that in the event of a violation of any of his respective covenants and agreements contained in Sections 6, 7 or 8 hereof, the Employer shall be entitled to an accounting of all profits, compensation, commissions, remunerations or benefits which the Employee directly or indirectly has realized and/or may realize as a result of, growing out of or in connection with any such violation and shall be entitled to receive all such amounts to which the Employer would be entitled as damages under law or at equity.  Nothing herein shall be construed as prohibiting the Employer from pursuing any other legal or equitable remedies that may be available to it for any such breach or threatened breach.

(b)                                 Employee agrees that in the event he breaches the covenants, or any of them, contained in Sections 6 or 7, then the Non-competition Period or Non-solicitation Period, as applicable, shall be automatically extended by the length of time any such breach remains continuing.

(c)                                  The Employee hereby expressly acknowledges and agrees as follows:

(i)                                     that he has read the covenants set forth above in Sections 6, 7 and 8, has had an opportunity to discuss them with an attorney and that such covenants are reasonable in all respects and are necessary to protect the legitimate business and competitive interests of the Employer; and

(ii)                                  that each of the covenants set forth in Sections 6, 7 and 8 and the subdivisions thereof are separately and independently given, and each such covenant is intended to be enforceable separately and independently of the other such covenants, including, without limitation, enforcement by injunction;

provided, however, that the invalidity or unenforceability of this Agreement in any respect shall not affect the validity or enforceability of this Agreement in any other respect.  In the event that any provision of this Agreement shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof or for any other reason, such invalidity or unenforceability shall attach only to the particular aspect of such provision found invalid or unenforceable as applied and shall not affect or render invalid or unenforceable any other provision of this Agreement or the enforcement of such provision in other circumstances, and, to the fullest extent permitted by law, this Agreement shall be construed as if the geographic or business scope or the duration of such provision or other basis on which such provision has been challenged had been more narrowly drafted so as not to be invalid or unenforceable.

(d)                                 Nothing in Sections 6 or 7 shall prohibit Employee from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) an owner of not more than two percent of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as Employee has no active participation in the business of such corporation.

Section 10.  Termination.  If the term of Employee’s employment under this Agreement has not sooner expired by lapse of an applicable notice period or otherwise under the terms hereof, the term of Employee’s employment hereunder shall terminate on the date on which the Employee incurs a “separation from service” within the meaning of section 409A of the Code by reason of any of the following:

(a)                                 The death or incapacity of Employee;

(b)                                 Without cause upon the provision of at least thirty (30) days prior written notice from Employer or Employee to the other party.  This provision applies equally in the initial Employment Period and in any successive Employment Periods;

(c)                                  For Cause (as defined below) at the election of the Employer by providing Employee with written notice to Employee which outlines the “Cause” for the Employer’s action.  For purposes of this Agreement, “Cause” shall mean only:  (i) fraudulent behavior, or convictions of a felony; (ii) the material breach of any covenant contained or referred to in this Agreement which breach is not corrected within thirty (30) days of written notice of such breach from the Employer to Employee; (iii) Employee’s failure or refusal to perform specific directives of Employer’s board of directors, which directives are consistent with the scope and nature of Employee’s duties and responsibilities, and which are not remedied by Employee within thirty (30) days after written notice; (iv) any violation of the covenant not to disclose confidential information regarding the business of Employer and its products as set forth in Section 8 of this Agreement; (v) any act of material dishonesty by Employee which adversely affects the business of Employer; (vi) Employee’s termination of his employment with Employer prior to the end of the employment term without Good Reason (as defined below); or (vii) Employee’s drunkenness or use of drugs which interferes with

Employee’s performance of any of his obligations under this Agreement, and which is not remedied by Employee within 30 days after written notice; or

(d)                                 For Good Reason (as defined below) at the election of Employee with written notice to Employer which outlines the Good Reason for the Employee’s action.  For purposes of this Agreement, “Good Reason” shall mean, without Employee’s express prior written consent, (i) reassignment of Employee to a position other than as President and Chief Operating Officer of the Employer, other than for Cause, (ii) any attempted change in the effective terms of this Agreement, which the parties acknowledge are not intended to be changed without both parties’ written consent, (iii) a material change in Employee’s responsibilities as set forth in Section 3 hereof, (iv) a material reduction by the Employer in the aggregate level of support staff and support services provided to Employee or to the Employer which reduction, in the reasonable belief of Employee, materially interferes with his ability to discharge his responsibilities under Section 3 of this Agreement, (v) the Employer’s continued breach of any material term, condition or covenant in this Agreement following thirty (30) days written notice from Employee to Employer specifying the breach or (vi) the Employer moving Employee’s primary place of work more than thirty (30) miles from its location at the time of this Agreement.  For clarity, any termination of Employee’s employment for Good Reason shall not be a termination for Cause, but shall be treated as a termination by the Employer of the Employee’s employment without cause hereunder and for all other purposes in any agreement between the parties.

Upon the termination of Employee’s employment for any reason, Employee’s right under this Agreement to further compensation and benefits not accrued prior to such termination shall cease.  Notwithstanding the foregoing, in the event Employee incurs a Separation from Service due to Employer’s termination of Employee’s employment during the first six (6) months following the commencement of the initial Employment Period without Cause the Employer shall continue to pay Employee an amount equal to his regular Salary payments (but not the Annual Bonus) in accordance with Employer’s standard payroll practices for a period of six (6) months following such termination.  Provided further, in the event Employee incurs a Separation from Service due to Employer’s termination of Employee’s employment after the first six (6) months following the commencement of the initial Employment Period without Cause or elects, without Cause, to not renew this Agreement at the end of any term pursuant to Section 1 of this Agreement, the Employer shall continue to pay Employee an amount equal to his regular Salary payments (but not the Annual Bonus) in accordance with Employer’s standard payroll practices for a period of twelve (12) months following such termination.  In order to qualify for the Salary continuation payments under this section, Employee must execute, at the time of his Separation from Service, a general release acceptable to Employer in which he releases all claims he may have against Employer, its affiliates, parents and subsidiaries, and their shareholders, officers, directors, owners, employees and agents.  Employer shall be under no obligation to provide the Salary continuation payments under this Section if Employee incurs a Separation from Service due to (i) Employee’s resignation or voluntary separation of his employment with Employer, (ii) Employer’s termination of Employee’s employment for Cause, or (iii) the termination of Employee’s employment due to Employee’s death or incompetency.

Unless otherwise provided herein, the obligations of Employee under Sections 6, 7 and 8 hereof shall survive the termination (for any reason) of Employee’s employment under this Agreement.

Section 11.  Notices.  All notices hereunder shall be in writing and shall be delivered by hand, by facsimile (or photo or other electronic means), by local messenger or by reputable overnight courier.  Notices shall be deemed given:  (1) when received, if delivered by hand or local messenger; (2) when sent, if sent by facsimile, photo or other electronic means during the recipient’s normal business hours; (3) on the first business day after being sent, if sent by facsimile, photo or other electronic means other than during the recipient’s normal business hours; and (4) one business day after being delivered to a reputable overnight courier for next day delivery.  All notices shall be addressed as follows:

EMPLOYEE:
Steven R. Beauchamp
26921 Countryside Lake Drive
Mundelein, Illinois 60060

with a copy to:

EMPLOYER:
Steven Sarowitz
Paylocity Corporation
3850 N. Wilke Rd.
Arlington Heights, IL 60004

with a copy to:

Roger R. Wilen and Seth H. Katz
Sidley Austin LLP
One South Dearborn Street
Chicago, IL 60603
Fax:  (312) 853-7036

or at such changed addresses as the parties may designate in writing.

Section 12.  Miscellaneous.

(a)                                 Headings.  Headings, titles and captions contained in this Agreement are inserted only as a matter of convenience and reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provisions hereof.

(b)                                 Gender.  The use in this Agreement of gender-specific words or phrases shall be deemed to include the masculine, feminine or neuter genders, as the context may require.

(c)                                  Entire Agreement.  This writing constitutes the entire agreement between the parties hereto and supersedes any prior understanding or agreements between them respecting the subject matter hereof.  There are no extraneous representations, arrangements, understandings, or agreements, oral or written, in respect of the subject matter of this Agreement, between the parties hereto, except those fully expressed herein.  Employee acknowledges that this Agreement sets forth all of the rights of Employee with respect to his employment with Employer and that his rights shall in no manner be expanded because he might be or become a shareholder, officer or director of Employer.

(d)                                 Amendments.  No amendments, changes, alterations; modifications, additions and qualifications to the terms of this Agreement shall be made or binding unless made in writing and signed by all the parties hereto.

(e)                                  Waiver.  The failure of either party to enforce at any time any of the provisions of this Agreement shall not be construed as a waiver of such provisions or of the right of such party thereafter to enforce any such provisions.

(f)                                   Invalidity and Severability.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the enforceability of other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

(g)                                  Governing Law.  This Agreement shall be construed and governed in accordance with the laws of the State of Illinois.  Any action regarding this Agreement shall be venued in the state or federal courts of Illinois.  Employee consents to service of process by certified or registered mail, return receipt requested, directed to Employee at Employee’s address stated in Section 11 of this Agreement.

(h)                                 Burden and Benefit.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, successors and permitted assigns.  This Agreement is not assignable by Employee.  Employer may assign this Agreement to any successor owner of the business of Employer, at any time, provided that prior to making any such assignment Employer shall give Employee notice thereof.

(i)                                     Employer acknowledges (A) that Employee is party to that certain Employee Confidentiality and Non-disclosure Agreement between Employee and Paychex, Inc. (the “Paychex NDA”), (B) that Employer and Employer’s legal counsel has reviewed the Paychex NDA and (C) that Employer agrees the Paychex NDA does not restrict Employee’s ability to enter into this Agreement.

Section 13.  Section 409A of the Code.  This Agreement shall be interpreted and construed in a manner that avoids the imposition of taxes and other penalties under Code Section 409A (such taxes and other penalties referred to collectively as “409A Penalties”).  In the event that the terms of this Agreement would subject Employee to 409A Penalties, Employer and Employee shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible.  Each amount payable under this Agreement as a result of Separation from Service shall constitute a “separately identified amount” within the meaning of Treasury Regulation §1.409A-2(b)(2).  Any reimbursement (including any advancement) payable to Employee pursuant to this Agreement shall be conditioned on the submission by

Employee of all expense reports reasonably required by Employer under any applicable expense reimbursement policy, and shall be paid to Employee within thirty (30) days following receipt of such expense reports (or invoices), but in no event later than the last day of the calendar year following the calendar year in which Employee incurred the reimbursable expense.  Any amount of expenses eligible for reimbursement or in-kind benefit provided during a calendar year shall not affect the amount of expenses eligible for reimbursement or in-kind benefit to be provided during any other calendar year.  The right to reimbursement or to an in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

Notwithstanding any other provision in this Agreement, if on the date of Employee’s Separation from Service (i) Employer is a publicly-traded corporation and (ii) Employee is a “specified employee,” as defined in Section 409A of the Code, then to the extent any amount payable under this Agreement upon Employee’s Separation from Service constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, that under the terms of this Agreement would be payable prior to the six (6) month anniversary of Executive’s Separation from Service, such payment shall be delayed until the earlier to occur of (x) the six (6) month anniversary of Executive’s Separation from Service or (y) the date of Executive’s death.  Notwithstanding any of the foregoing provisions of this Section 13, under no circumstances shall Employer be responsible for any taxes, penalties, interest or other losses or expenses by Executive due to any failure to comply with Section 409A of the Code.

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EXECUTION COPY

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

EMPLOYER:		EMPLOYEE:

Paylocity Corporation

By:	/s/Steven Sarowitz	/s/Steven R. Beauchamp
	Steven Sarowitz	Steven Beauchamp
Chief Executive Officer